Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Navigant Consulting, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-81680, 333-30267, 333-127988, 333-141256, 333-149427 and 333-181581) of Navigant Consulting, Inc. (the Company) of our reports dated February 14, 2014 relating to the consolidated balance sheets of Navigant Consulting, Inc. and subsidiaries at December 31, 2013 and 2012 and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, the related financial statement schedule, and the effectiveness of internal control over financial reporting at December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Navigant Consulting, Inc.

/s/ KPMG LLP

Chicago, Illinois

February 14, 2014